Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-48364, 333-38420, 333-31696, 333-93117, 333-92327, 333-11294, 333-88421, 333-39553, 333-106742, 333-118776 and 333-121123) of our report dated March 4, 2005 on our audits of the consolidated financial statements of Applied Digital Solutions, Inc. and subsidiaries as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule included in the Annual Report on Form 10-K.

Eisner LLP

New York, New York
March 5, 2005